Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into as of the Effective Date by and between Truluck Industries, Inc. (“Landlord”) and Select Comfort Corporation, a Minnesota corporation (“Tenant”).

For and in consideration of the mutual agreement of the parties, Landlord leases and demises to Tenant, and Tenant leases, demises and rents from Landlord, the Premises on the terms and conditions set out in this Lease.

1.Basic Lease Terms. The Lease is subject to the following basic terms and definitions (the “Basic Lease Terms”), each of which shall be construed to incorporate all the references thereto in the Lease and shall be limited by such provisions.
Effective Date:            September 22, 2015

Commencement Date:	March 1, 2016

Landlord:	Truluck Industries, Inc.

Landlord’s Address:        1014 St. Andrews Blvd.
Charleston, SC 29407
Facsimile: _________________________

Tenant:             Select Comfort Corporation, a Minnesota corporation

Tenant’s Address:        9800 59th Avenue North
Minneapolis, Minnesota 55442

With a copy to
Select Comfort Corporation
9800 59th Avenue North
Minneapolis, Minnesota 55442
Attn: Corporate Counsel Real Estate

Premises:	Select Comfort Building, 621 Western Road, Irmo, Richland County, SC TMS # 0400-05-18 and all improvements located thereon (as further defined in Section 2 of the Lease)

Term:
Period beginning on the Commencement Date and expiring One Hundred Twenty (120) Months after the later of (i) the Commencement Date or (ii) the Substantial Completion Date (as defined in Section 5 of the Lease)

Fixed Minimum Rent:	Rent Period	$ Per Month	$ Per Annum
	(Years)
	Assuming that the full 150,191 square feed have been delivered by March 1, 2016
	1	$53,693.25	$644,319.00
	2	$60,650.00	$727,800.00
	3	$61,863.00	$742,356.00
	4	$63,100.25	$757,203.00
	5	$64,362.25	$772,347.00
	6	$65,649.50	$787,794.00
	7	$66,962.50	$803,550.00
	8	$68,301.75	$819,621.00
	9	$69,667.75	$836,013.00
	10	$71,061.17	$852,734.00

Guarantor:	Select Comfort Corporation, a Minnesota corporation

Security Deposit:	N/A

Permitted Uses:	Warehouse, distribution, and manufacturing facility and any other use permitted by law

Each reference in the Lease to any of the Basic Lease Terms shall be construed to incorporate all of the terms and conditions provided under each such Basic Lease Term.
2.    Premises. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises. For the purposes of the Lease, “Premises” shall mean that certain real property described in Exhibit A-1 hereto (the "Land") and the approximately one hundred five thousand (105,000) square foot building located on the Land (the "Existing Building"), together with all easements and appurtenances benefiting the Land and the Existing Building, and as of the Substantial Completion Date (as defined below), an additional forty-five thousand (45,191) square foot of building on the Land (the “New Building”, and together with Existing Building, the “Buildings”). The Land, the Existing Building and the to-be-constructed location of the New Building on the Land are shown on the site plan attached hereto as Exhibit B and incorporated herein (the “Site Plan”). The Property is subject to those matters set forth in Exhibit A-2. .
3.    Lease Term and Lease Year. The Term of this Lease shall be the period specified in the Basic Lease Terms and shall begin on the Commencement Date. The Commencement Date shall be the date shown in the Basic Lease Terms. Tenant agrees to occupy the Premises and commence the operation of business therein promptly upon the Commencement Date.
The term "Lease Year" as used herein shall be the first twelve (12) full calendar months after the Commencement Date and each succeeding twelve (12) month period thereafter, or, if the Lease does not commence on the first day of the month, the term will actually commence on the first day of the full month following the Commencement Date and the first year of the Lease will expire on the twelfth month anniversary thereafter.
So long as Tenant is not then in default of the terms of this Lease beyond the expiration of any and all applicable grace, notice and cure periods, Tenant shall have two (2) options to extend the term of this Lease for additional periods of five (5) years each (individually, an "Option Period," and collectively, "Option Periods"), each such Option Period to begin respectively upon the expiration of the term of this Lease as it may have been extended, and the same terms and conditions as set forth in this Lease will apply to each such Option Period, except for Minimum Rent (defined in Article 6 below), which shall be adjusted as set forth below. If Tenant, in its sole and absolute discretion, elects to exercise an Option Period, then Tenant shall do so by giving written notice to Landlord not less than two hundred seventy (270) days before the Expiration Date, and upon Tenant sending such written notice to Landlord, the applicable Option Period for which such written notice is sent shall be deemed properly exercised and the term of this Lease shall be extended with no further action by Tenant whatsoever. As is reflected in the definition of “Fixed Minimum Rent” in Section 1 of this Lease, commencing on the first day of the first Lease Year under the applicable Option Period, and on the first day of each Lease Year thereafter, if any, during the Term, Fixed Minimum Rent shall be increased by an amount equal to two percent (2%) of the amount of the Fixed Minimum Rent payable by Tenant during the preceding Lease Year (the “Rent Adjustments”). Fixed Minimum Rent will be paid to Landlord without notice or demand and without deduction or offset, except as set forth herein, and as an independent covenant of all other covenants of this Lease. Failure of Landlord to furnish to Tenant a statement for amounts owed by Tenant within time as herein set forth shall not affect Tenant's obligation to pay when such amounts are billed. The Fixed Minimum Rent for each Option Period shall be as follows:

First Option

11	$72,482.39	$869,788.68
12	$73,932.04	$887,184.45
13	$75,410.68	$904,928.14
14	$76,918.89	$923,026.71
15	$78,457.27	$941,487.24
Second Option

16	$80,026.42	$960,316.98
17	$81,626.94	$979,523.32
18	$83,259.48	$999,113.79
19	$84,924.67	$1,019,096.07
20	$86,623.17	$1,039,477.99

4.Condition of Premises. Tenant is currently in possession of the Premises, and Tenant is familiar with the condition of the Premises. Tenant shall take the Premises "as is", with no representations or warranties by Landlord. Neither the Landlord nor its agents have made any representations with respect to the Premises, the building or the land upon which it is erected, except as expressly set forth herein or as may be agreed to, in writing, by both parties, and no rights, easements, or licenses are acquired by the Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.
5.Landlord’s Work.
(a)In order to allow Tenant to expand its use of the Premises for the Permitted Use, Tenant has requested that Landlord construct the New Building based on building plans and specifications attached hereto as Exhibit C regarding a the New Building of approximately 45,151 square feet (“Building Plans and Specifications”), which have been approved by Tenant. The location of the New Building shall be as shown on the Site Plan. Subject to the terms and conditions contained in this Lease, Landlord hereby agrees to cause the performance of all work necessary to complete the New Building in accordance with the Building Plans and Specifications (the “Landlord Work”). Notwithstanding the foregoing, Landlord’s obligations to construct the New Building shall at all time remain subject to the availability of construction financing.
(b)Tenant shall be allowed, for the purpose of construction of the Landlord Work a tenant improvement allowance in the amount of $3,768,000.00 ($83.38 per square foot based on 45,191 square feet of space build out) (the “Tenant Improvement Allowance”) which shall be used for build out, construction and/or design of the Landlord Work. The Tenant Improvement Allowance shall be payable in accordance with the terms of the Improvement Agreement. Tenant shall be responsible, at its expense, for any and all cost above the Tenant Improvement Allowance necessary to complete the Landlord Work (the “Tenant Improvement Contribution”.
(c)Tenant shall bear the cost, if any, of any modifications to the Landlord Work requested by Tenant if modifications result in an increase in construction costs and any architectural, engineering fees, or other design fees associated with any Tenant-requested changes or modifications of the Building Plans and Specifications after Tenant’s written approval of such costs (collectively, “Tenant’s Changes”). Landlord will invoice Tenant for all costs and expense associated with any Tenant Changes, and Tenant shall pay such any such invoice to Landlord with thirty (30) days after the receipt thereof, unless Tenant has a good faith challenge as to the amount. In the event that Tenant fails to pay any invoice received from Landlord for Tenant Changes within such 30-day period, Landlord shall have the right to amortize the amount of any invoice unpaid by Tenant plus interest at a rate of eight percent (8%) per annum and the Fixed Minimum Rent shall be increase thereby.
(d)Landlord shall use commercially reasonable efforts to cause the Landlord Work to be Substantially Completed (as defined below) on or before January 1, 2016. The New Building shall be deemed “Substantially Completed” for the purposes of the Lease when (i) Landlord has completed the Landlord Work in substantial accordance with the Building Plans and Specifications as approve by Tenant and attached hereto, excluding only minor punch list items which do not materially interfere with Tenant’s ability to occupy and use the New Building for its intended purpose, as evidenced by a certificate of substantial completion provided by Landlord’s architect or contractor (ii) Landlord has obtained a permanent Certificate of Occupancy for the New Building (if required for Tenant to be able to occupy all forty five thousand (45,151) square feet of space in the New Building) (iii) the New Building must be completely closed in with all glass installed and roof work complete, (iv) permanent utilities must be installed and operational (including HVAC, gas, water and electricity, as well as a fully operational electrical panel), and (v) the New Building is available for occupancy by Tenant so that Tenant can use the New Building for the intended purpose. Tenant shall, at no out-of-pocket costs to Tenant, use its best efforts to assist Landlord as necessary to obtain the Certificate of Occupancy for the New Building. Landlord or Landlord’s Contractor will provide to the designated Tenant Construction Project Manager bi-weekly progress updates for the Landlord Work including but not limited to: photos, 3 week look ahead on construction schedule updates and applicable inspection progress with all applicable governing authorities.
(e)Landlord shall notify Tenant’s project manager in writing at least thirty (30) days prior to the date on which Landlord anticipates that the Landlord Work will be Substantially Completed. Such notice shall state the date on which Landlord anticipates that the Landlord Work will be Substantially Completed and that the New Building will be available for occupancy by Tenant upon such date, as well as issuance of the Final Certificate of Occupancy (the “Substantial Completion Date”). Landlord will confirm the Substantial Completion Date with Tenant’s project manager at least ten (10) days prior to the Substantial Completion Date.

(f)Within ten (10) business day after Landlord notifies Tenant that the Landlord Work is Substantially Complete, Landlord or Landlord’s representative and Tenant’s construction representative shall perform a final inspection and generate a punch list (the “Tenant Inspection Punch List”). After the inspection, Tenant shall provide Landlord with a copy of the Tenant Inspection Punch List. Landlord shall diligently proceed to correct and complete all punch list items listed on the Tenant Inspection Punch List within thirty (30) days of receipt of Tenant Inspection Punch List.
(g)On the Substantial Completion Date, Landlord shall complete a Declaration of Substantial Completion (the “Declaration”) in the form attached hereto as Exhibit D, and deliver the completed Declaration to Tenant. Within twenty (20) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Substantial Completion Date and the Term unless Tenant disputes the date of Substantial Completion. Failure to execute the Declaration shall not affect the Substantial Completion Date.
(h)Notwithstanding any provision of the Lease to the contrary, during the course of construction of the New Building and until the full and final completion of the Landlord Work (the “Construction Period”), the following shall apply:
(i)Landlord, its employees, agents and contractors, shall have the right to enter the Premises and maintain and carry on within the Premises such activities as may be reasonably required, necessary, convenient or incidental to the construction, inspection and completion of the New Building and the Landlord Work, provided, however, Landlord, its employees, agents and contractors shall at all times be required to conduct their construction activities and entries into the Premises in a manner designed to avoid any material interference with Tenant’s business operations.
(ii)Provided, Landlord abides by the requirements set forth above in Section 5 (f)(i), then Landlord shall not be liable to Tenant and Tenant shall have no right to rent abatement or to terminate this Lease whatsoever based on Landlord and its employees, agents and contractors construction activities occurring on or within the Premises as long as Landlord’s work does not materially interfere with Tenant’s use of the Premises.
(iii)Tenant, its employees, agents and contractors will not unreasonably interfere with Landlord's employees, agents or contractors in the pursuit of Landlord's performance of Landlord Work. Landlord also agrees not to materially interfere with Tenant’s operations at the Premises during construction of the New Building. Tenant hereby assumes all risks inherent in an ongoing construction site on the Premises and release Landlord from any claim or cause of action arising out of injury to person or property resulting from construction activity on the Premises except as may arise from Landlord’s, Landlord's employees, agents or contractors own negligence or intentional misconduct.

(i)All work not within the scope of the Building Plans and Specifications, including but not limited to furnishing and installing of telephones, communication and computer cables, interior design services, furniture, and office equipment, shall be furnished and installed by Tenant at Tenant’s expense. Notwithstanding the foregoing, if provided for in the Building Plans and Specifications, Landlord will put in the required line drops as specified by Tenant for Tenant’s telephones, communication and computer cables and any other installations as agreed to by the parties. Tenant’s contractors, subcontractors, and labor shall be insured and acceptable to and approved by Landlord and shall be subject to the administrative supervision of Landlord (which administrative supervision shall be at no cost to Tenant).

6.Rent. Tenant agrees to pay to Landlord on or before the first day of each calendar month, in advance, during the Term, the monthly installment of Fixed Minimum Rent as specified herein (as may be adjusted as set forth herein), starting on the Commencement Date and continuing on the first day of each calendar month thereafter during the Term. As is reflected in the definition of “Fixed Minimum Rent” in Section 1 of this Lease, commencing on the first day of the second (2nd) Lease Year, and on the first day of each Lease Year thereafter, if any, during the Term, Fixed Minimum Rent shall be increased by an amount equal to two percent (2%) of the amount of the Fixed Minimum Rent payable by Tenant during the preceding Lease Year (the “Rent Adjustments”). Fixed Minimum Rent will be paid to Landlord without notice or demand and without deduction or offset, except as set forth herein, and as an independent covenant of all other covenants of this Lease. Failure of Landlord to furnish to Tenant a statement for amounts owed by Tenant within time as herein set forth shall not affect Tenant's obligation to pay when such amounts are billed.
Notwithstanding the foregoing, the parties hereby agree that, in the event that the New Building has not been Substantially Completed by the Commencement Date, then beginning on the Commencement Date and continuing until the Substantial Completion Date, the Fixed Minimum Rent” attributable to the New Building in the amount of Sixteen Thousand One Hundred Fifty Five and 78/100 Dollars ($16,155.78) per month shall be abated and Tenant shall only pay Fixed Minimum Rent in monthly installments of Thirty Seven Thousand Five Hundred Thirty Seven and 50/100 Dollars ($37,537.50) until the Substantial Completion Date, and the parties hereby agree that on the Substantial Completion Date, the “Fixed Minimum Rent” of shall be based on the rent schedule set forth in Section 1.
Notwithstanding the foregoing, within sixty (60) days after the Substantial Completion Date, Landlord and Tenant shall each have the right to verify the square footage of the New Building. All measurements shall be from the exterior face of each exterior wall. In the event Landlord’s measurement of the Premises and Tenant’s measurement of the Premises is not the same, then Landlord and Tenant shall select a third, independent architect (the cost and expenses of which shall be divided equally between Landlord and Tenant) to make such determination. If the determination of the square footage is not made prior to the Substantial Completion Date, then Tenant shall commence paying Fixed Minimum Rent for the New Building based upon the square footage set forth in Article 2 above, and Landlord and Tenant shall adjust such amounts retroactively to the Fixed Minimum Rent once the actual square footage of the New Building has been finally determined. The parties hereto shall operate in good faith in determining the square footage of the New Building. In the event that Tenant fails to re-measure the New Building within sixty (60) days from the Substantial Completion Date, the New Building shall be deemed to be 45,191 rentable square feet for the purposes of this Lease.

All amounts owing by Tenant to Landlord under or arising from this Lease, including, without limitation, the Fixed Monthly Rent, shall be deemed and are hereafter referred to occasionally as “rent” or “Rent”.
Should Tenant fail to pay any such rent or other monetary obligations when due, then, beginning ten (10) days after written notice that Tenant has not paid the outstanding amount owed, assuming there is no good faith challenge, Tenant shall owe a late charge equal to five (5%) percent of the amount owing to cover Landlord's extra expense involved in collecting such delinquent sums; provided, however, that no written notice shall be necessary for monthly installments of Fixed Minimum Rent, except as specifically set forth herein and after the first time in any Lease Year, Tenant shall own such 5% late charge shall if Tenant has not paid the Fixed Minimum Rent within ten (10) days after the date due date.
This Lease is intended by the parties to be a "Triple Net" Lease to the Landlord, with the Landlord having no duty or obligation to repair or replace any portion of the Premises or to expend any monies in connection therewith except as expressly stated herein. Throughout the Term, Tenant shall be solely responsible for the payment of all taxes, insurance, maintenance, repair, and any and other costs, charges or expense, applicable to the Premises, the Tenant’s personal property, or Tenant’s operations of its business in the Premises. Landlord agrees to transfer any applicable warranties to Tenant.
7.Taxes. Tenant agrees to pay all Taxes as and when due and payable, before fine, penalty, interest or cost may be added thereto. The term "Taxes" shall mean all governmental imposes, levies, fees, taxes, assessments or charges of every kind and nature whatsoever which are levied, assessed or imposed against the Premises or any portion thereof or by reason of its ownership and operation of the Premises (excluding any tax dealing with and local, state, or federal income taxes, or business tax regarding Landlord’s operations) and its receipt of rent therefrom including, without limitation, ad valorem taxes, real estate taxes, any other tax on rents or real estate, water or sewer and all other governmental exactions from time to time directly or indirectly assessed or imposed upon the Premises, or any portion thereof, including any interest on the same that may be incurred and/or the portion of the land upon which it is situated, including all costs and fees paid or incurred by Landlord in contesting, or in negotiating with the public authorities as to the amount of such assessments, charges or taxes or the basis upon which the same shall be assessed. Landlord may direct the taxing authority(ies) to send the statement(s) directly to Tenant. Landlord further agrees that Tenant, in the name of Landlord but at Tenant's sole expense, may protest any assessment before any taxing authority or board, and may maintain any necessary legal action in reference to said assessment or for the recovery of any taxes paid thereon. Tenant shall provide to Landlord, upon request, official receipts of the appropriate taxing authority, if available, or other evidence reasonably satisfactory to Landlord, evidencing payment of any Taxes.
8.Tenant’s Additional Taxes. During the entire term of this Lease, Tenant shall pay promptly when due all taxes imposed upon Tenant's business and upon all personal property and improvements of Tenant used in connection therewith.
9.Services. Tenant shall contract directly for and pay all bills for housekeeping services, waste removal, water, gas, electricity, telephone and other utilities used by Tenant on the Premises. Excluding Landlord’s, Landlord's employees, agents or contractors own negligence or intentional misconduct, the interruption or inadequacy of any of the services described above, in whole or in part, resulting from any failure or defect in the supply or character of electricity or any other utility furnishing to the Premises by reason of any requirement, act or omission of the public utility company serving the Premises or for any other reason shall not render the Landlord liable in any respect, shall not be construed as an eviction of Tenant, shall not work as an abatement of Rent, and shall not relieve Tenant from the obligation to fulfill all of Tenant’s covenants and agreements contained in this Lease. Notwithstanding the foregoing, Tenant will not be responsible to pay and water or sewer access charges.

10.Repairs. Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and restoration, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in first class condition and repair, in safe and tenantable condition, and otherwise in accordance with the requirements of this Lease. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Term, surrender the Premises in an order and condition equal to their order and condition on the Commencement Date, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs to (a) exterior and interior walls, roof, ceilings, exterior and interior doors and windows and related hardware, foundation and structural integrity of structure of the Premises, (b) any pipes, lines, ducts, wires or conduits contained within the Premises, (c) Tenant’s signs, (d) any heating, air conditioning, electrical, ventilating or plumbing equipment installed in or serving the Premises, (e) all glass, window panes and doors, (f) any other mechanical systems serving the Premises, (g) all paved parking areas, driveways and walkways, and (h) all landscaping.

11.Alterations. Tenant shall effect no structural or exterior alteration to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed and any alteration or improvement made within the Premises which results in any damage to the floor, ceiling or walls of the Premises shall be repaired by Tenant and in any event at the termination of the Lease. Except as otherwise provided, all alterations, improvements and additions to the Premises, excluding Tenant’s trade fixtures or equipment, attached or not, shall remain thereon at the termination of the Lease and shall become the property of Landlord unless Landlord shall notify Tenant to remove same, in which latter event Tenant shall comply to the end that the Premises shall be restored to the same condition in which they were found prior to the commencement of work resulting in the alterations, improvements and additions.
12.Furniture and Fixtures. Tenant may install furniture and fixtures within the Premises at Tenant's sole expense and the same shall remain Tenant's property if Tenant removes such furniture and fixtures prior to the expiration of the Lease. If the removal or installation of such furniture and fixtures results in any damage to the Premises, Tenant shall repair same to the end that the Premises shall be restored to the condition in which they were found immediately prior to the installation, normal wear and tear excepted.
13.Use. Tenant shall use the Premises solely for the Permitted Uses and for no other use or purpose. Further, Tenant, at Tenant’s expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to Tenant’s use and occupancy of the Premises, occupancy of the Facility and all personal property and fixtures located thereon, whether now or hereafter in effect (“Laws”), including, without limitation, including, without limitation, the Occupational Safety and Health Act, and the Americans with Disabilities Act. Landlord will deliver the New Building in compliance with all federal, state and local codes, including compliance with the Americans with Disability Act (“ADA”). If, after Substantial Completion and occupancy of the New Building by Tenant, the Premises must be modified or any other action must be undertaken in the future to comply with the Americans With Disabilities Act or any similar federal, state or local statute, law, or ordinance relating applicable to the Premises, Tenant shall be responsible for such modification or action (including the payment of all costs incurred in connection therewith). Tenant save Landlord harmless from penalties, fines, costs, expenses or damages resulting from failure to do so. Notwithstanding the foregoing, Landlord hereby certifies that all construction work completed by Landlord in connection with the Landlord Work will comply with all codes, laws and regulations including but not limited to the Occupational Safety and Health Act, and the Americans with Disabilities Act.

14.Hazardous Waste.
(a)    In General. Excluding any pre-existing Hazardous Materials not caused by Tenant or any agents, contractors, employees, licensees, or invitees (provided such invitees are found within the Premises and under Tenant’s direct control) of Tenant, Tenant shall not use, generate, manufacture, produce, store, transport, treat, dispose of or permit the escape or release on, under, about or from the Premises, or any part thereof, of any Hazardous Materials. As used herein, “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material or waste, or toxic substance under any Hazardous Materials Law, (b) is regulated, controlled or governed by any Hazardous Materials Law or other applicable law, (c) is petroleum or a petroleum product, or (d) is asbestos, formaldehyde, a radioactive material, as defined by federal or state law as a Hazardous Material. As used herein, “Hazardous Materials Law” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing. If Tenant’s Permitted Use requires the use and/or storage of any Hazardous Materials on, under or about the Premises, Tenant shall provide written notice to Landlord, prior to final execution of this Lease, of the identity of such materials and Tenant’s proposed plan for the use, storage and disposal thereof; such use, storage and disposal shall be subject to Landlord’s approval, in Landlord’s sole and absolute discretion. If Landlord approves such proposed use, storage and disposal of specific Hazardous Materials, Tenant may use and store upon the Premises only such specifically approved materials and shall comply with any conditions to such approval as Landlord may reasonably impose in its sole and absolute discretion. Tenant shall fully and promptly comply with all Hazardous Materials Laws at all times during the Lease Term, and at the expiration or earlier termination of the Lease Term, Tenant shall remove and dispose of all Hazardous Materials stored by Tenant, its agents, employees, suppliers, contractors, subtenants, successors and assigns on the Premises, and Tenant shall remove and dispose of all Hazardous Materials any other Hazardous Materials affecting the Premises resulting from the use or occupancy thereof by Tenant or its agents, employees, suppliers, contractors, subtenants, successors and assigns, in accordance with any ordered remediation plan as issued by any environmental governmental agency having jurisdiction. Notwithstanding the foregoing, Landlord consents to Tenant’s above-ground use, storage, transport and off-site disposal of products containing small quantities of Hazardous Materials (e.g., cleaning solutions and materials), provided Tenant shall handle, use, store, transport and dispose of such Hazardous Materials in a safe and lawful manner and in accordance with all applicable manufacturer’s recommendations and shall not allow such Hazardous Materials to contaminate the Premises.
(b)    Indemnity. Tenant shall indemnify, protect, defend and hold Landlord (and its partners, joint venturers, shareholders, affiliates and property managers, and their respective officers, directors, employees and agents) and Landlord’s mortgagee(s) harmless from and against any claim, demand, investigation, proceeding, action, suit, judgment, award, fine, lien, loss, damage, expense, charge or cost of any kind or character and liability (including reasonable attorneys’ fees and court costs) arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of Hazardous Materials by Tenant, or any successor, assignee or subtenant of Tenant, or their respective agents, contractors, employees, licensees, or invitees (provided such invitees are found within the Premises and under Tenant’s direct control), on, under, about or from the Premises, including, but not limited to, all foreseeable and unforeseeable costs, expenses and liabilities related to any testing, repair, cleanup, removal costs, detoxification or decontamination and the preparation and implementation of any closure, remedial action, site assessment costs or other required plans in connection therewith required by any governmental authority having jurisdiction thereof, and any foreseeable or unforeseeable consequential damages. Any defense of Landlord pursuant to the foregoing indemnity shall be by counsel reasonably acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor Tenant’s strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations hereunder. The foregoing indemnity shall be in addition to and not a limitation of the other indemnification provisions of this Lease. Tenant’s obligations under this Section shall survive the termination or expiration of this Lease. Notwithstanding the foregoing, Tenant will have no responsibility to indemnify Landlord for any pre-existing environmental contamination or Hazardous Materials not caused by Tenant or any agents, contractors, employees, licensees, or invitees (provided such invitees are found within the Premises and under Tenant’s direct control) or Tenant.
(c)    Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (i) Tenant has actual knowledge, or has reasonable cause to believe, that any Hazardous Materials have been released, discharged or located on, under or about the Premises, regarding actionable levels of Hazardous Materials, (ii) Tenant receives any written warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation, order or enforcement action, under any Hazardous Materials Law concerning the Premises, or (iii) Tenant receives written notice of any claims made by any third party concerning the Premises respecting Hazardous Materials.
15.Tenant's Signs and Advertising. Tenant, at its expense, shall furnish and install, and maintain at an appropriate location(s) on the exterior of the Premises, an identification sign of such design, content, form and material as may be reasonably approved by Landlord in writing and as may be approved by the applicable governmental authorities.
16.Landlord's Privileges. In addition to the other rights and privileges of Landlord herein or by law granted, Landlord shall have the following rights and privileges:
(a)    To go upon and inspect the Premises at any reasonable time that, except in the event of an emergency, does not materially interfere with Tenant’s operation or during any key market sales events and at Landlord's option make repairs, alterations and additions thereto, which right, in the event of an emergency, shall include the right of Landlord to forcibly enter said Premises without rendering Landlord or Landlord's agents or employees liable therefor;
(b)    To display "For Rent" or “For Sale” signs within the Premises at prominent locations at any time within the last six (6) months of the term of this Lease.
17.Damages to Premises.
(a)    In the event of any partial damage (defined to mean damage or destruction, other than to Tenant owned alterations, the repair cost of which damage or destruction is less than fifty percent (50%) of the then replacement value of the Premises (not including the value of the Land) just prior to said damage or destruction) or loss by fire or other casualty whatsoever to the Improvements or any part or portion thereof during the Term, Tenant shall give immediate written notice thereof to Landlord if the same equals or exceeds $50,000.00, and shall, without regard to the availability and adequacy of insurance proceeds for such purposes, with reasonable diligence at Tenant’s sole cost and expense, complete all necessary Repairs. Tenant covenants and agrees to commence efforts to settle the insurance claim promptly after any event of loss or casualty and to expeditiously, diligently and continuously prosecute such efforts to settlement, or failing settlement, the commencement of litigation. In the event that settlement or collection cannot be obtained within one hundred eighty (180) days after such casualty or loss, and Tenant has failed to diligently pursue such claim, Landlord shall have the right, but not the obligation, to commence Repairs or to declare an Event of Default. If any part or portion of the Improvements is damaged or lost as a result of such fire or other casualty, Tenant shall likewise, without regard to the availability and adequacy of insurance proceeds for such purpose, repair the part or portion of the Premises so damaged or lost. Such Repairs shall be without cost, charge or expense of any kind to Landlord. Notwithstanding any other provisions hereof, if the Improvements are partially damaged during the last two (2) years of this Lease, if the cost of repair exceeds twenty-five percent (25%) of the replacement value of the Premises (not including the value of the Land), Landlord or Tenant shall have the right to terminate this Lease by written notice to the other not later than forty-five (45) days from the date of damage and all insurance proceeds (except for insurance proceeds for Tenant’s personal property) resulting from such casualty shall be paid over to Landlord and Landlord shall have the right to adjust, compromise and settle any and all claims related thereto in its sole and absolute discretion without any liability to Tenant whatsoever, and Tenant shall have no further obligations under the Lease.

(b)    In the event that, during the Term, any of the Improvements shall be totally destroyed (defined to mean damage or destruction, other than to Tenant owned alterations, the repair cost of which damage or destruction is fifty percent (50%) or more of the then replacement value of the Premises (not including the value of the Land) just prior to said damage or destruction), or so substantially damaged by fire or other casualty whatsoever that the Repairs would be impracticable or the use of the Premises would not be economically feasible after Repairs, as determined by Tenant in its reasonable discretion, Tenant shall give prompt written notice thereof to Landlord, and shall either (a) without regard to the availability and adequacy of insurance proceeds, proceed with reasonable diligence, to demolish and remove the ruins and complete the Repairs, or (b) within thirty (30) days of the date of the aforesaid written notice, give Landlord a further written notice electing to cancel this Lease with a termination date thirty (30) days after said further written notice. In the event that Tenant elects to cancel the Lease, all insurance proceeds (except for insurance proceeds for Tenant’s personal property) resulting from such casualty shall be paid over to Landlord or the holder of any first mortgage lien on Landlord’s fee interest in the Premises the “First Mortgage”), if required to do so, and Landlord or the holder of the First Mortgage shall have the right to adjust, compromise and settle any and all claims related thereto in its sole and absolute discretion without any liability to Tenant whatsoever, and Tenant shall have no further obligations under the Lease. In any event, demolition, removal and construction (in the event that Tenant does not elect to cancel this Lease) shall be without cost, charge or expense of any kind to Landlord. The replacement Improvements so to be constructed shall be as nearly as possible of a size, type and character equal to the damaged or destroyed Improvements, shall have a net rentable area which is not less than the net rentable area of such Improvements, shall be of a quality of not less than the quality of such Improvements, as the same existed immediately prior to such damage or destruction, shall include all articles necessary for the operation of such replacement Improvements, and shall be of a quality not less than the quality of the items of the Improvements which were damaged or destroyed by such fire or other casualty. Before commencing the construction of any replacement Improvements, Tenant shall submit copies of the plans and specifications therefor to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed.
(c)    If any damage or destruction mentioned in Sections 17(a) or 17(b) hereof does not result in the termination of this Lease and the insurance proceeds are in an amount of $50,000.00 or less and are paid under any insurance policy, such insurance proceeds shall be paid over to Tenant, and Tenant shall hold the same to be used first for the payment of the entire cost the Repairs and any part or portion thereof before using the same for any other purpose.
(d)    In the event that the damage or destruction does not result in the termination of the Lease and if the aggregate insurance proceeds received by reason of any single instance of damage or destruction to the Improvements shall be greater than $50,000.00, such insurance proceeds shall be paid over to a mutually acceptable escrow agent (“Escrow Agent”) be held and disposed of as provided in Section 17(e).
(e)    Escrow Agent shall hold all insurance proceeds deposited with it pursuant to Section 17(d) hereof until receipt by the Escrow Agent of:
(i)    A certificate of Tenant (“Repair Certificate”) dated not more than 10 days prior to the date of such receipt (A) requesting the payment of a specified amount of insurance proceeds; (B) describing in reasonable detail the work and materials applied to the Repairs since the date of the last Repair Certificate; (C) stating that such specified amount does not exceed the cost of such work and materials; and (D) stating that such work and materials have not previously been made the basis of any request for or any withdrawal of money; and

(ii)    A certificate of Tenant’s architect or engineer, licensed in the State of South Carolina (respectively, “Tenant’s Architect” or “Tenant’s Engineer”), stating (A) that the work and materials described in the accompanying Repair Certificate were satisfactorily performed and furnished and were necessary, appropriate or desirable to the Repair of the Improvements, in accordance with the plans and specifications therefor; (B) that the amount specified in such Repair Certificates is not in excess of the cost of such work and materials; and (C) the additional amount, if any, required to complete the Repairs; and
(iii)     Waivers of lien from all contractors and subcontractors for work performed and materials supplied, if requested by Landlord. The parties acknowledge that such waivers may be conditioned on receipt by the contractor or subcontractor of payment for the work performed and materials supplied.
(f)    Upon receipt by Escrow Agent of all the deliveries pursuant to Section 17(e) hereof, Escrow Agent shall pay to Tenant the amount of the insurance proceeds specified in the Repair Certificate; provided however, that the balance of insurance proceeds shall not be reduced below the amount specified in the certificate of Tenant’s Architect or Tenant’s Engineer as the amount required to complete the Repair. Each such payment shall be held by Tenant in trust and shall be used solely by Tenant for the payment of the cost of the work and materials described in the Repair Certificate, or if such cost or any part thereof has theretofore been paid by Tenant out of its own funds, then for the reimbursement to Tenant of any such cost or part thereof so paid by it. If there shall remain on deposit with Escrow Agent any balance of insurance proceeds after (a) the Repairs have been completed, as evidenced by a certificate of such Tenant’s Architect or Tenant’s Engineer delivered to the Escrow Agent, and (b) all work, materials, and professional services supplied in connection therewith shall have been paid for in full, as evidenced by a certificate from Tenant, such balance of insurance proceeds shall be paid to Tenant.
(g)    Notwithstanding the foregoing, provided that Tenant has deposited with Escrow Agent all insurance proceeds to be deposited pursuant to Section 17(d) together with all other funds necessary to complete the Repairs, including but not limited, the applicable deductible, and provided that Tenant has waived all rights to terminate this Lease provided in this Section 17, then Landlord, upon written request from Tenant, shall undertake such Repairs on behalf of Tenant and follow the same payment process as outlined in Section 17(e)(i) through (iii) and (f). Tenant shall be responsible, at its expense, for any and all cost above insurance proceeds necessary to complete the Repairs (the “Tenant Repair Contribution”). Landlord will invoice Tenant for all costs and expense associated with any Tenant Repair Contribution, and Tenant pay such any such invoice to Landlord with thirty (30) days after the receipt thereof, unless Tenant has a good faith challenge as to the amount.
(h)    Upon the expiration of this Lease however caused, any insurance proceeds then held by the Escrow Agent, if applicable will be paid to Landlord or if held by Tenant, shall be paid to Landlord.
(i)    Subject to Tenant’s right of termination under Sections 17(a) and 17(b), no destruction of or damage to the Improvements or any part or item thereof, by fire or other casualty whatsoever, whether such damage or destruction be partial or total or otherwise, shall entitle or permit Tenant to surrender or terminate this Lease, except as set forth herein.
(j)    For the purposes of the Lease, the term “Improvements” shall mean all buildings and improvements comprising any portion of the Premises, including the Buildings, and all replacements thereof and additions thereto, all walkways, parking and road improvements of whatever nature, utility and sewage lines (to the extent to Landlord’s interest therein) and all apparatus, machinery, devices, fixtures, appurtenances and equipment necessary for the property operation and maintenance of the foregoing now owned by Landlord or hereafter acquired by Tenant pursuant hereto and attached to and used in connection with the Buildings and the Land, and the term “Repairs” shall mean all repairs, replacements, restoration, reconstruction and other work necessary to return the Premises (or any portion thereof) damaged or destroyed by fire or other casualty as nearly as possible to the condition the same were in immediately prior to such damage.
18.Eminent Domain. From and after the Commencement Date, Tenant shall have the following rights in the event of a taking of the entire Premises or any part thereof, by reason of any exercise of the power of eminent domain, including any transfer in lieu thereof:
(a)     Total Permanent.   In the event of a taking of the entire Premises or, in the reasonable judgment of Landlord and Tenant, a substantial portion as would render the balance of the Premises incapable of being used by Tenant for Tenant's Permitted Uses, the Lease shall terminate upon the date that possession is surrendered to the condemning authority, at which time all rights and obligations between the parties shall cease and rent and other charges payable by Tenant under the Lease shall be apportioned.  Landlord shall be entitled to that portion of the award received for the taking of the real property within the Premises, including all improvements.  Tenant shall have the right to make a claim against the condemnor for Tenant’s trade fixtures, furnishings, signs, fixtures and equipment and other personal property located on the Premises or any other claim as authorized by statute, whether or not such a claim reduces the sums otherwise payable by the condemnor to the Landlord.  Except as to those rights of recovery or allocation expressly set forth in this Section, Tenant hereby assigns all claims against the condemnor to Landlord.

(b)     Partial Permanent.  In the event of a taking of less than the entire Premises or, in the reasonable judgment of Landlord and Tenant, less than such a substantial portion as would render the balance of the Premises incapable of being used by Tenant for Tenant's Permitted Uses, Tenant shall be entitled to a reduction of rent in such amount as shall be just and equitable.
Tenant reserves the right to make a claim for Tenant’s trade fixtures, furnishings, signs, fixtures and equipment and other personal property which shall be payable to Tenant.

(c)     Total Temporary.   In the event of a taking of the entire Premises or, in the reasonable judgment of Landlord and Tenant, a substantial portion as would render the balance of the Premises incapable of being used by Tenant for Tenant's Permitted Uses for a period of six (6) months or less, the Lease shall remain in full force and effect, and Tenant shall be entitled to the entire award granted for the fee owner, Landlord and Tenant.  In consideration of such entire award, Tenant shall not be entitled to any reduction of rent or other charges payable by Tenant under the Lease, all of which shall continue to accrue and be owing by Tenant during the period of such taking, provided, however, that if such taking shall extend beyond six (6) months, the taking shall, at the option of Tenant, be considered permanent and Tenant shall be entitled to all rights, damages and awards pursuant to Section 17(a) of the Lease.
(d)     Partial Temporary.  In the event of a taking of less than the entire Premises or, in the reasonable judgment of Landlord and Tenant, less than such a substantial portion as would render the balance of the Premises incapable of being used by Tenant for Tenant's Permitted Use, for a period of six months or less, Tenant shall be entitled to the entire award granted for the fee owner, Landlord and Tenant.  In consideration of such entire award and assuming such award is at least equal to six (6) month’s rent and additional rent, Tenant shall not be entitled to any reduction of rent or other charges payable by Tenant under the Lease.
(e)     General.   Should Landlord and Tenant be unable to agree as to the division of any single award (if such award is to be apportioned between Landlord and Tenant under the terms of this Section) or the amount of any reduction of rents and other charges payable by Tenant under the Lease, such dispute shall be submitted for resolution to the court exercising jurisdiction of the condemnation proceedings, each party bearing its respective costs for such determination.
Landlord represents and warrants that at the Effective Date it has no actual or constructive knowledge of any proposed condemnation of any part of the Premises.

19.Default. Each of the following shall be deemed an “Event of Default“ by Tenant and a material breach of this Lease:
(a)    If Tenant shall fail to pay any Rent, or any part thereof, as and when the same shall become due and payable, and such failure shall continue for a period of ten (10) days after written notice;
(b)    If Tenant shall desert or abandon the Premises or fail to operate its business therein, and such desertion, abandonment or failure to operate shall continue for a period of fifteen (15) days after written notice by Landlord, excluding damage or destruction, condemnation, re-modeling or Force Majeure;
(c)    If Tenant shall default under the terms of any leasehold financing;
(d)    If Tenant shall fail to keep or perform or abide by any other requirement, term, condition, covenant or agreement of this Lease or of the rules and regulations now in effect or hereafter adopted or of any notice given Tenant by Landlord pursuant to the terms of this Lease and either such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or, in the case of a default or a contingency with is susceptible of being cured but which cannot with due diligence be cured within such period of thirty (30) days, Tenant fails to commence with all due diligence within such period of thirty (30) days to cure the same and thereafter to continuously prosecute the curing of such default with all due diligence (it being intended that in connection with a default susceptible of being cured but which cannot with due diligence be cured within such period of thirty (30) days that the time of Tenant within which to cure the same shall be extended for such period as may be necessary to complete the curing thereof continuously and with all due diligence but in no event to exceed one hundred twenty (120) days in the aggregate unless Tenant demonstrates that the default is not susceptible of a cure within one hundred twenty (120) days despite the due diligence of Tenant by reason of matters outside of Tenant’s control (it being agreed that insufficient funds shall not excuse Tenant’s performance), in which case the period allowed to cure such default shall be extended for a commercially reasonable time);
(e)    The sale of Tenant’s interest in the Premises under attachment, execution or similar legal process, or if Tenant is adjudicated as bankrupt or insolvent under any state bankruptcy or insolvency law or an order for relief is entered against Tenant under the U.S. Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”), and such adjudication or order is not vacated within ten (10) days;
(f)     The commencement of a case under any chapter of the Bankruptcy Code by or against

Tenant, or the filing of a voluntary or involuntary petition proposing the adjudication of Tenant as bankrupt or insolvent, or the reorganization of Tenant, or an arrangement by Tenant with its creditors, unless the petition is filed or case commenced by a party other than Tenant and is withdrawn or dismissed within thirty (30) days after the date of its filing;
(g)    The appointment of a receiver of trustee for the business or property of Tenant, unless such appointment shall be vacated within ten (10) days of its entry;
(h)    The making by Tenant of an assignment for the benefit of its creditors, or if in any other manner Tenant’s interest in this Lease shall pass to another by operation of law;
20.Remedies.
(a)    Upon the occurrence of an Event of Default and the failure to cure same as hereinabove provided, the Landlord shall have all rights and remedies allowed at law, in equity, by statute, including, but not limited to the right of summary ejectment and otherwise, and in addition, without notice or demand, Landlord may:
(i)    Terminate the Lease, in which case Tenant shall peaceably quit and surrender the Premises to Landlord.
(ii)    With or without terminating the Lease, and with or without legal process, by summary proceedings, ejectment or otherwise, terminate Tenant's right to possession of the Premises, and re-enter and retake possession of the Premises; provided, however, even though Landlord may have reentered the Premises without terminating this Lease, Landlord may elect thereafter to terminate this Lease. Tenant’s liability under the Lease shall survive Landlord’s re-entry and repossession of the Premises, the institution of summary proceedings, and the issuance of any warrants with respect thereto. Landlord may relet the Premises on such terms and conditions (which may include concessions or free rent or alterations of the Premises) as Landlord, in its sole discretion, may determine. If the full rental reserved under this Lease and any of the costs, expenses or damages described below shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including any Rent deficiency. For purposes of the deficiency in Rent that would have been due under this Lease during any period following Landlord’s election to accelerate Rent, deficiency means the excess of the future rent that would have been payable under this Lease over the rental value of the Premises for the balance of the Term. If, at the time that damages are to be determined under this section Landlord has relet the Premises in whole or in part, then the deficiency in Rent means the excess of the future rent that would have been payable under this Lease over the future rent called for in the re-lease during the remainder of the Term. Tenant also shall be liable for all of the Landlord’s costs associated with Tenant’s default and any attempts by Landlord to relet the Premises, including Landlord’s reasonable attorney’s fees, brokerage fees, construction costs, tenant allowances, and expenses incurred in taking the actions set forth in this section in order to place the Premises in first class condition and to re-let the Premises, all of which shall constitute additional Rent. Landlord, in preparing the Premises for reletting, may make alterations, repairs or replacements in the Premises as Landlord determines advisable, and the making of the alterations, repairs or replacements shall not operate to release Tenant from liability under this Lease. Landlord agrees to mitigate its damages. Tenant shall not be entitled to receive the excess or any credit with respect to the excess, if any, of net rent collected over the sums payable by Tenant to Landlord.

(iii)    Accelerate all Rent owing under the Lease for the remainder of the Term and immediately collect the same from Tenant, together with all other charges due or thereafter accruing and such other damages as are caused by Tenant's default. In this regard, Tenant shall remain liable to Landlord for the total rental due hereunder (which may at Landlord’s election be accelerated to be due and payable in full as of any default and recoverable as damages in a lump sum, subject to a discount rate of five percent (5%) per annum of future payments) as would have been payable by Tenant for the remainder of the term less the rentals actually received from any reletting or, at Landlord’s election, less the reasonable rental value of the Premises for the remainder of the Term. Termination of Tenant's right to possession shall not relieve Tenant of its liability hereunder and the obligations created hereby shall survive any such termination.
(iv)    Perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand. Notwithstanding the provisions of this subsection and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in this subsection without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency.
(b)    Tenant shall be liable to Landlord for all costs Landlord shall incur in repossessing or reletting the Premises or collecting sums due to Landlord, including court costs and reasonable attorneys' fees. Tenant shall have no recourse against Landlord should Landlord exercise said rights in accordance with this Section.
(c)    Any loss of rent and other damages sustained by Landlord may be recovered by Landlord: (i) either before or after any reletting; (ii) in one or more separate actions, from time to time in Landlord’s discretion, as loss of rents or damages shall accrue; or (iii) in a single proceeding deferred until the expiration of the Term, in which event Tenant hereby agrees that the cause of action shall not be considered to have accrued until the original date of expiration of the Term. Nothing in this Lease shall be construed to require Landlord to wait until this Lease or the Term would have expired had there been no default by Tenant or no cancellation or termination. Any suit or action brought to collect any rent or damages for any portion of the Term shall not in any manner prejudice the right of Landlord to collect any rent or damages for any subsequent period by a similar proceeding. All amounts due under this section, including all reasonable attorneys’ fees and other Landlord expenses, shall be considered rent and may be recovered by Landlord in the same manner as rent. Landlord shall be entitled to any deficiency in rent upon demand.
(d)    Upon Landlord’s reentry and repossession of the Premises, Landlord may (i) remove all property from the Premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; or (ii) sell all or any part of such property at public or private sale, except for such personal property that is exempt from sale under execution or attachment. Tenant agrees that five (5) business days’ prior notice of any public or private sale shall constitute reasonable notice. The proceeds of any such sale shall be applied, first, to the payment of all costs and expenses of conducting the sale or caring for or storing such property, including all reasonable attorneys’ fees; second, toward the payment of any indebtedness, including (without limitation) indebtedness for

Rent, which may be or may become due from Tenant to Landlord; and third, to pay the Tenant, on demand, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid.
21.Landlord's Performance For Account of Tenant. If Tenant shall continue in default in the performance of any of the covenants or agreements herein contained after the expiration of the time limit hereinabove set forth for the curing of said default(s) including written notice, then Landlord may cure said default(s) on behalf of Tenant. Any amount paid or expense or liability incurred by Landlord in the performance of any such matter for the account of Tenant shall be deemed to be additional rent. Nothing contained herein shall be construed to prevent Landlord from immediately collecting from Tenant by suit or otherwise, any such sums with interest at the Default Rate.
22.Insurance.
(a)    Tenant, at its sole cost and expense, shall throughout the Term procure and maintain:
(i)    Comprehensive (direct physical loss) extended coverage multiperil casualty insurance on the Improvements and all parts or portions thereof including coverage against loss or damage by fire, collapse, lightning, electrical short circuit, water damage, windstorm, tornado, hail, flood (if available), vandalism, sprinkler leakage, subsidence, debris removal, demolition and malicious mischief and against loss or damage by such other, further and additional risks as now are or hereafter may be embraced by the standard extended coverage forms of endorsements, in each case (i) in an amount equal to not less than 100% of their “Full Insurable Value,” which for purposes of this Lease shall mean actual replacement value (exclusive in the case of the Improvements of costs of excavations, foundations and footings and shall not include the cost of the land); (ii) containing an agreed amount endorsement with respect to the Improvements or any part or portion thereof waiving all co-insurance provisions; and (iii) containing an endorsement that all covered losses will be paid on a replacement cost basis; and (iv) providing for reasonable deductibles per loss;
(ii)    Comprehensive general liability insurance with a limit of not less than $2,000,000.00 combined single limit per occurrence for bodily injury or property damage or commercial general liability insurance with a limit of not less than $2,000,000.00 per occurrence and $3,000,000.00 aggregate per location endorsement for bodily injury and property damage, including, in both instances, personal and advertising injury coverages with a limit of not less than $2,000,000.00 per occurrence; provided, however that Landlord shall have the right to increase the above required minimum limits upon written notice to Tenant in the event Landlord determines such amounts to be inadequate based on the then existing economic conditions, not more often than once every five (5) years;
(iii)    Boiler and pressure vessel and miscellaneous equipment insurance, including steam pipes, air conditioning systems, electric motors, air tanks, compressors and pumps, in such amounts as Landlord may reasonably require;
(iv)    Business interruption insurance which shall include all of the risks set forth in this Section 21(a) and shall be in an amount not less than the aggregate of Fixed Rent payable hereunder for the twelve (12) months preceding the insured casualty;
(v)    Workers’ compensation insurance in an amount not less than the minimum amount required by applicable law and adequate employee’s liability insurance covering all persons employed by Tenant at the Premises; and

(vi)    At all times when Tenant Alterations are being made, Tenant shall have insurance providing the following coverage for its Tenant Alterations (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned comprehensive general public liability insurance policy; (ii) contractual liability insurance covering the indemnity contained in this Lease; and (iii) builder’s risk completed value coverage (A) for 100% of the contract price; (B) on a nonreporting form; (C) deleting all co-insurance provisions; (D) against all risks insured against pursuant to Section 21(a)(i) hereof, and (E) including permission to occupy the Premises.
(vii)    Such other insurance and in such amounts as may from time to time be reasonable required by Landlord or any mortgagee of the Property, with such increases not more often than one every five (5) years.
(b)    All of the Comprehensive casualty and general liability insurance required of Tenant under this Lease shall name Landlord and its designee(s) as additional insureds and all insurance certificates shall be issued in the names and for the benefit of Landlord, its designee(s), and Tenant. Such policies shall be issued by one or more responsible insurance companies satisfactory to Landlord and licensed to do business in the State where the Premises is located. Further, all such insurance carried by Tenant shall provide as follows: (a) such insurance may not be canceled or amended with respect to Landlord (or its designee(s)), except upon thirty (30) days prior written notice by registered mail to Landlord (and such designee(s)), by the insurance company as required by the policies; and (b) Tenant shall be solely responsible for payment of premiums for such insurance. In the event Tenant fails to furnish such insurance, and after written notice Tenant fails to obtain such insurance coverage, Landlord may obtain such insurance, without the obligation to do so, and the premiums shall be paid by Tenant to the Landlord upon demand.
(c)    Excluding Landlord’s negligence or misconduct, Tenant will indemnify, save harmless, and defend Landlord promptly and diligently at Tenant's sole expense from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property arising directly or indirectly out of Tenant's initial construction, alteration, renovation, remodeling and/or fixturing of the Premises (whether or not occurring prior to the Commencement Date hereof), or out of the business conducted in the Premises or occurring in, on or about the Premises or any part thereof, or arising directly or indirectly from any act or omission of Tenant or any of its contractors, subcontractors or concessionaires or subtenants or their respective licensees, servants, agents, employees, contractors or subcontractors, and from and against any and all costs, expenses and liability incurred in connection with any such claim or proceeding brought thereon. The comprehensive general liability insurance or commercial general liability insurance maintained by Tenant shall specifically insure the contractual obligations of Tenant as set forth herein.
(d)    Notwithstanding anything to the contrary herein, Tenant expressly waives any right of recovery against Landlord it may have by virtue of any loss or damage to the Premises, or anyone claiming through or under them by way of subrogation or otherwise, for any loss or damage to property caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the Landlord, or anyone for whom Landlord may be responsible.
23.Indemnity. Except as otherwise provided herein, Tenant agrees to indemnify, defend and hold Landlord harmless of and from any and all third party claims of any kind or nature arising from Tenant’s use of the Premises and Tenant hereby waives all claims against Landlord for personal injury, property damage or business loss from any cause whatsoever, except such as might result from the gross negligence or intentional misconduct of Landlord, Landlord's employees, agents or contractors. Landlord agrees to indemnify, defend and hold Tenant harmless of and from any and all third party claims of any kind or nature arising from Landlord’s negligent or intentional acts.
24.    Landlord’s Defaults.
(a)    Landlord Default. If Landlord shall fail to keep or perform or abide by any other requirement, term, condition, covenant or agreement of this Lease or of the rules and regulations now in effect or hereafter adopted or of any notice given Tenant by Landlord pursuant to the terms of this Lease and either such default shall continue for a period of thirty (30) days after written notice thereof from Tenant to Landlord, or, in the case of a default or a contingency with is susceptible of being cured but which cannot with due diligence be cured within such period of thirty (30) days, Landlord fails to commence with all due diligence within such period of thirty (30) days to cure the same and thereafter to continuously prosecute the curing of such default with all due diligence (it being intended that in connection with a default susceptible of being cured but which cannot with due diligence be cured within such period of thirty (30) days that the time of Landlord within which to cure the same shall be extended for such period as may be necessary to complete the curing thereof continuously and with all due diligence but in no event to exceed one hundred twenty (120) days in the aggregate unless Landlord demonstrates that the default is not susceptible of a cure within one hundred twenty (120) days despite the due diligence of Landlord by reason of matters outside of Landlord’s control (it being agreed that insufficient funds shall not excuse Landlord’s performance), in which case the period allowed to cure such default shall be extended for a commercially reasonable time);
(b)    Tenant Remedies. If an Event of Landlord Default shall occur and continue, Tenant shall be entitled to exercise every right and remedy now or hereafter available to Tenant at law or in equity, and the exercise or commencement of the exercise by Tenant of any one or more of the rights or remedies so existing at law or in equity shall not preclude the simultaneous or later exercise by Tenant of any other rights or remedies so existing; provided, notwithstanding anything to the contrary in this Lease, Tenant shall not be entitled to terminate this Lease where such termination right is limited by the express provisions of this Lease, nor shall Tenant be entitled to terminate this Lease solely due to an Event of Landlord Default that Tenant might reasonably cure by exercising any self-help remedies available to Tenant under this Lease and at a cost less than an amount equal to three (3) times the monthly installment of Minimum Rent in effect at the time of such default. No delay or omission of the right to exercise any power or remedy by Tenant shall impair any such right, power or remedy or be construed as a waiver of any default or non‑performance of Landlord, or as Tenant's acquiescence therein.
(c)    Tenant's Self-Help. In addition to all remedies provided at law or in equity, if Landlord shall default in the performance or observance of any covenant, agreement or condition to be performed or observed by Landlord under this Lease and Landlord shall not cure such default within any applicable cure period set forth in this Lease (the "Landlord Cure Period"), Tenant may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Landlord and any amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord and Landlord shall reimburse Tenant therefor and save Tenant harmless therefrom; provided, Tenant may cure any such default as aforesaid prior to the expiration of the applicable Landlord Cure Period with only such notice to Landlord as may reasonably be available (including without any notice to Landlord if an emergency situation exists) if the curing of such default prior to the expiration of the applicable Landlord Cure Period is reasonably necessary to protect the Premises or Tenant's interest therein or to prevent injury or damage to persons or property. If Landlord fails to reimburse Tenant for any amount paid for the account of Landlord as hereunder provided or for any expenses which Tenant shall reasonably incur in correction of any default by Landlord hereunder, within ten (10) days following Tenant's written demand therefor, Tenant may apply the amount so paid or incurred by Tenant as a credit against Tenant's next payment(s) of rent due under this Lease, until such time as Tenant has been reimbursed in full for all costs incurred. Notwithstanding the foregoing, Tenant will be under no obligation to cure Landlord’s default pursuant to the terms and conditions of Article 28 of this Lease.
25.    Personal Property. Excluding Landlord's employees, agents or contractors own negligence or intentional misconduct, Tenant agrees that all personal property in said Premises shall be and remain at Tenant's sole risk, and Landlord shall not be liable for any damage to, or loss of such personal property arising from any acts of negligence of any persons other than Landlord's employees, or from fire, or from the leaking of the roof, or from the bursting, leaking, or overflowing of water, sewer, or steam pipes, or from malfunctions of the heating, plumbing, or electrical systems, or from any other cause whatsoever. Tenant expressly agrees to indemnify and save Landlord harmless in all such cases.
26.Assignment or Subletting. Tenant shall not assign, mortgage, or encumber this Lease nor sublet or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord which may be withheld for any or no reason. Tenant agrees that any change in control of Tenant shall constitute and assignment of this Lease. For this purpose, a “change in control” occurs if more than fifty percent (50%) of the ownership interests in Tenant are transferred in any twenty-four (24) month period. The prior sentence will not apply to any publically traded company on the NYSE or the NASDAQ. If this Lease is assigned or if the Premises or any part thereof is sublet, or occupied other than by Tenant, Landlord, in the event of default by Tenant, may collect rent directly from the assignee, subtenant, or occupant and apply the amount collected to the rent due from Tenant. Such action by Landlord shall not constitute a waiver of this provision nor a release of Tenant from any obligation under this Lease. The consent of Landlord to an assignment or subletting shall not be construed to relieve Tenant from obtaining the written consent of Landlord to any further assignment or subletting and shall not relieve Tenant from liability hereunder. Any assignment or subletting under this Lease automatically cancels any options to extend the term of this Lease which may have been granted hereunder. In the event Tenant wishes to assign this Lease and Landlord consents to such assignment, Tenant shall reimburse Landlord for any and all out-of-pocket costs and expenses (including reasonable attorneys’ fees, not exceeding $1,000 if the assignment is approved) Landlord may incur in preparing, review or approving such assignment, or in examining the information, financial statements, operating history, references, etc., necessary to effectuate same. Notwithstanding any provision herein to the contrary, Tenant shall have the absolute and unrestricted right to assign this Lease and any and all of its rights or entitlements hereunder or sublet all or any part of the Premises, without Landlord’s consent, to: (i) to an entity which controls, is controlled by, or under common control with, Tenant (an “Affiliate”), or (ii) in connection with the merger, acquisition or reorganization of Tenant or its Affiliate, sale of substantially all of Tenant’s assets, or in connection with the issuance, redemption or transfer of any portion of Tenant’s stock (a “Permitted Transfer”); provided however, that (i) no Permitted Transfer shall relieve Tenant or Guarantor from obligation or liability hereunder (or under the Guaranty in the case of the Guarantor), (ii) any assignee or occupant under a Permitted Transfer, shall agree to be bound by the terms and conditions of this Lease, and (iii) Tenant shall promptly notify Landlord in writing of any such Permitted Transfer, unless prevented from doing during any “go dark period” as required by the Securities and Exchange Commission.
27.Lien on Fixtures. Intentionally Deleted
28.Mechanic's Liens.

a.
General. Tenant shall pay or cause to be paid all costs of labor, services and/or materials supplied in the prosecution of any work done in the Premises by or on behalf of Tenant or persons claiming under Tenant, and Tenant shall keep the Premises free and clear of all mechanics’ liens and other liens arising out of any work done for Tenant or persons claiming under Tenant. Tenant shall promptly notify Landlord of any claim or lien filed against the Premises or the commencement of any action affecting the title thereto.

b.
Contest of Lien. If Tenant desires to contest the claim of any mechanics’ lien, Tenant shall (i) either post a release bond issued by a responsible corporate surety as prescribed by law or furnish Landlord with adequate security for the amount of the claim plus estimated costs and interest, and (ii) promptly pay or cause to be paid any and all sums awarded to the claimant on its suit.

c.
Landlord’s Right to Cure. If Tenant fails to provide security for or satisfaction of any mechanics’ lien, then Landlord, in addition to any other rights or remedies it may have under this Lease or at law or in equity, may (but shall not be obligated to) discharge said lien by (i) paying the claimant an amount sufficient to settle and discharge the claim, (ii) posting a release bond, or (iii) taking such action as Landlord shall deem appropriate, and Tenant shall pay to Landlord on demand (and as additional rent hereunder) all costs incurred by Landlord in settling and discharging such lien (including reasonable attorneys’ fees and bond premiums).

d.
Notice of Non-Responsibility. Landlord or its representatives shall have the right to go upon and inspect the Premises at all reasonable times and shall have the right to post and keep posted thereon notices of non-responsibility or such other notices that Landlord may deem to be proper for the protection of Landlord’s interest in the Premises. Tenant shall give Landlord at least ten (10) days advance written notice of its intention to commence any material work that might result in a lien.

29.Estoppel Certificates. At any time and from time to time upon request from Landlord, Tenant agrees to execute, acknowledge and deliver to Landlord within twenty (20) days notice by Landlord, a statement in writing certifying that (a) this Lease is unmodified and in full, force and effect (or, if there have been modifications, that this Lease is in full effect as modified, and identifying such modifications) and); (b) the dates to which the Fixed Minimum Rent has been paid; (c) that no default exists in the observance of this Lease and no Event of Default has occurred and is continuing, or specifying each such default or Event of Default of which Tenant may have knowledge; (d) the Premises has been completed on or before the date of such certificate and that all conditions precedent to the Lease taking effect have been carried out; (e) that Tenant has accepted possession of the Premises and that the Term of this Lease has commenced; and (f) the actual Commencement Date and expiration date of the Lease, it being intended that any such statement may be relied upon by Landlord’s mortgagees, any prospective purchaser of the interest of Landlord or Tenant in their respective premises described herein or any assignee or subtenant of Tenant. If Tenant does not deliver such statement to Landlord within such twenty (20) day period, Tenant will be in default, and if Tenant does not deliver such statement to Landlord within such five (5) days after written notice from Landlord of such default, then in addition to any remedy Landlord may otherwise have at law or in equity, Tenant shall pay to Landlord the sum of $100.00 per day as Additional Rent hereunder for Tenant's breach of such covenants for so long as Tenant is in breach of such covenants. Landlord's right to receive such additional rent for Tenant's breach shall be in addition to its rights and remedies set forth in this Lease, and the receipt of additional rent by Landlord hereunder shall not constitute a waiver by Landlord of its right to exercise the rights and remedies set forth in this Lease.
30.Brokerage. Landlord and Tenant warrant to each other that they have had no dealings with any broker or agent in connection with this Lease. To the actual knowledge of Landlord and of Tenant, no broker’s fees or commissions have been paid or are due and owing to any person or entity by Landlord or Tenant. Landlord and Tenant each hereby agrees to indemnify and hold harmless the other from and against any and all claims for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof, arising by, through or under the indemnifying party, and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from an inaccuracy in the representations contained in this Section.

31.Force Majeure. Unless otherwise specifically provided, in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, Act of God, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Rent or Landlord or Tenant from any other payments required by the terms of this Lease.
32.Holdover. If Tenant holds over past the date of expiration of this Lease (“Expiration Date”) and Landlord accepts Rent for such holdover period, such acceptance shall operate as a renewal of the tenancy for another month and for each additional month for which Landlord accepts Rent (the “Holdover Term”). The Rent during the Holdover Term shall be 150% of the Fixed Minimum Rent due and payable during the Lease Year prior to the Expiration Date divided by twelve. The Landlord may terminate the Holdover Term by giving the Tenant written notice of not less than thirty (30) days prior to the date on which Landlord shall retake possession of the Premises. Should Tenant wish to vacate the Premises during the Holdover Term, it shall provide Landlord with written notice of its intent to vacate not less than thirty (30) days prior to vacating the Premises, and Tenant shall be responsible for the payment of Rent through the date set forth in such written notice.
33.Waiver. It is understood and agreed that waiver by Landlord of any default or breach of any covenant, condition or agreement herein shall not be construed to be a waiver of that covenant, condition or agreement or of any subsequent breach thereof. The acceptance of rent by Landlord with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No delay or omission of Landlord to exercise any right or power arising from any default on part of Tenant shall impair any such right or power, or shall be construed to be a waiver of any such default or acquiescence thereto.
34.Warranty. Landlord covenants, represents and warrants that it has the full right and authority to lease the Premises upon the terms and conditions herein set forth and that Tenant shall peacefully and quietly hold and enjoy the Premises for the full term hereof so long as it does not default, beyond any applicable cure period in the performance of any of its agreements hereunder.
35.Transfer of Landlord's Interest. The term "Landlord" as used in this Lease means only the owner or the mortgagee in possession for the time being of the Land and the Buildings or the owner of the lease of the Buildings or of the Land and the Buildings of which the Premises are a part so that in the event of any sale or sales of the Land and the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser at any such sale of the Land and the Buildings, that the purchaser has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.
Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the liability of the Landlord hereunder shall be limited to the equity of the Landlord in the Premises in the event of a breach or the failure of Landlord to perform any of the terms, covenants, conditions and agreements of this Lease to be performed by Landlord. In furtherance of the foregoing, the Tenant hereby agrees that any judgment it may obtain against Landlord as a result of the breach of this Lease as aforesaid shall be enforceable solely against the Landlord's interest in the Premises.
Landlord's assignment, sale or transfer of the Lease or of any or all of its rights herein shall in no manner affect Tenant's obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant has first received written notice of such assignment of Landlord's interest and the address such rent payments are to be made.
36.No Joint Venture. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, and no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
37.Computation of Time. In computing any period of time prescribed or allowed by this Lease, the day of the act, event or Event of Default after which the designated period of time begins to run is not to be included. The last day of the period so computed is to be included, unless it is a Saturday, Sunday or a South Carolina or United States holiday, in which event the period runs until the end of the next day which is neither a Saturday, Sunday nor such a holiday.
38.Rent Absolute. Except as otherwise specifically provided in this Lease, no change in condition, Legal Requirements, casualty or other event shall terminate this Lease or entitle Tenant to surrender the Premises or entitle Tenant to any abatement of or reduction in the Rent, or otherwise affect the respective obligations of the Tenant and Landlord. The parties acknowledge that Tenant’s obligation to pay Rent under this Lease is in consideration of the grant of the leasehold interest in the Premises and is independent of Landlord’s duties under this Lease, and all Rent shall be paid when due without any offset or deduction of any kind or nature whatsoever, unless otherwise specifically permitted.
39.Notices. It is agreed that the legal address of the parties for all notices required or permitted to be given hereunder, or for all purposes of billing, payment of Rent or other amounts owing hereunder, process, correspondence, and any other legal purpose whatsoever, shall be deemed sufficient, if given (1) by a writing deposited in United States Mail, proper postage prepaid and certified, return receipt requested to the Landlord’s Address or the Tenant’s Address, as applicable; or (2) by delivery by a national overnight courier service, such as Federal Express, to the Landlord’s Address or the Tenant’s Address, as applicable. If written notice is made by mail, notice is deemed given three (3) days after such written notice is mailed. If written notice is made by national overnight courier service, notice is deemed given at noon of the business day next following delivery of such nationally recognized overnight delivery service. To the extent requested by a party, notices shall also be sent to a fee or leasehold mortgagee at the address supplied by the requesting party. Either party may change its address by written notice given to the other in accordance with this Section.
40.Additional Instruments. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, term, condition, or assurance in this Lease whenever occasion shall arise and request for such instrument shall be made.
41.Accord and Satisfaction. Landlord, acting in its sole discretion, shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligations of Tenant to Landlord regardless of the instructions of Tenant as to application of any sum whether such instructions be endorsed upon Tenant's check or otherwise, unless otherwise agreed upon by both parties in writing. The acceptance by Landlord of a check or checks drawn by others than Tenant shall not be deemed an accord and satisfaction and shall in no way affect Tenant's liability hereunder nor shall it be deemed an approval of any assignment of this Lease by Tenant. Landlord may accept any partial payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

42.	Subordination.

a.	Tenant accepts this Lease subject and subordinate to any First Mortgage, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such First

Mortgage to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion as long as such document does not increase Tenant financial obligations under the Lease, or materially modify the terms and conditions of the Lease. This clause shall be self-operative and no further instrument of subordination shall be required. In the event Tenant fails to execute a subordination document consistent with this Section 42 within twenty (20) days of receipt of a request by Landlord and Tenant provides no reasonable objection to Landlord’s request, Tenant will be in default. If any person shall succeed to all or part of Landlord’s interests in the Property whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if and as so requested or required by such successor-in-interest, Tenant shall, without charge, attorn to such successor-in-interest, provided such successor-in-interest shall agree that so long as no Default, beyond any applicable cure period, exists under the Lease, Tenant’s right to quiet possession shall not be disturbed and the terms of the Lease shall remain unchanged.

b.
It shall be a condition of the subordination of this Lease to any First Mortgage that the holder thereof shall enter into a mutually agreeable subordination, non-disturbance and attornment agreement (which, if such holder is a recognized lending institution, shall be in such holder’s usual form; and otherwise shall be in a form reasonably satisfactory to Tenant) with Tenant, which shall provide that Tenant’s rights under this Lease shall not be disturbed in the event of foreclosure, sale or otherwise, so long as Tenant attorns to such mortgagee or transferee and there is not otherwise an Event of Default under this Lease; and Tenant shall promptly execute within twenty (20) days request, acknowledge and deliver such agreement.

43.Time of the Essence. It is understood and agreed between the parties hereto that time is of the essence in all of the terms and provisions of this Lease.
44.Surrender of Premises. At the expiration of the tenancy hereby created, Tenant shall peaceably surrender the Premises, including all alterations, additions, improvements, decorations and repairs made thereto (but excluding all trade fixtures attached or not, equipment attached or not, signs and other personal property installed by Tenant, provided that in no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any free standing signs, any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; or other similar building operating equipment and decorations), broom clean and in good condition and repair, reasonable wear and tear excepted. Tenant shall remove all its property not required to be surrendered to Landlord before surrendering the Premises as aforesaid and shall repair any damage to the Premises caused thereby. Any personal property remaining in the Premises at the expiration of the Term shall be deemed abandoned by Tenant, and Landlord may claim the same and shall in no circumstances have any liability to Tenant therefor. Upon termination, Tenant shall also surrender all keys for the Premises to Landlord and, if applicable, inform Landlord of any combinations of locks or safes in the Premises. If the Premises are not surrendered at the end of the Term, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation claims made by the succeeding tenant founded on such delay. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.
45.Costs of Enforcement. In the event either party shall enforce the terms of this Lease by suit or other similar legal action, the prevailing party shall be entitled to recover from the other the costs and expenses incident to such enforcement action (including any bankruptcy or appellate proceeding), which costs and expenses shall include, without limitation, the reasonable fees and expenses of attorneys, expert witnesses or other professionals.

46.Recording. Landlord and Tenant hereby agree that each will cooperate with the other upon request to cause a memorandum of this Lease (without the amount of the Rent described) to be recorded in the land records office where the Premises is located. In no event shall this Lease be recorded without the written consent of Landlord.
47.Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST OR INVOLVING THE OTHER RELATING TO ANY MATTER CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, THE PREMISES, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM FOR INJURY OR DAMAGE.
48.Waiver of Counterclaim. Tenant shall not assert any permissive counterclaim in a summary proceeding or other action based or termination, ejectment or holdover, excluding any compulsory claims.
49.Exhibits. All exhibits, addenda, riders and schedules referenced in this Lease are incorporated into this Lease by this reference and made a part hereof.
50.Guaranty. Intentionally deleted
51.Security Deposit. Intentionally deleted
52.Miscellaneous. This Lease embodies the full agreement of the parties and supersedes any and all prior understandings or commitments concerning the subject matter of this Lease. Any modification or amendment must be in writing and signed by both parties. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s) or corporation(s) may require. This Lease may be executed in counterparts all of which taken together shall be deemed one original when executed by both parties. This Lease and the rights of the Landlord and Tenant hereunder shall be construed and enforced in accordance with the law of the State in which the Premises are located. In the event that any part or provision of this Lease shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Lease which can be separated from the invalid, unenforceable provision shall continue in full force and effect. The index, section and marginal titles, numbers and captions contained in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, modify, or describe the scope or intent of this Lease nor any provision herein. No provision of this Lease shall be construed to impose upon the parties hereto any obligation or restriction not expressly set forth herein. This Lease shall be binding upon and inure to the benefit of the parties hereto, their assigns, administrators, successors, estates, heirs and legatees respectively; provided, however, that no rights, shall inure to the benefit of any assignee or subtenant of Tenant unless the assignment or sublease has been made in accordance with the provisions set out in this Lease.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have set their hands and seals as of the Effective Date.

LANDLORD:

Truluck Industries, Inc.

By:         /s/ Charles E. Truluck
Name:         Charles E. Truluck
Title:         President

TENANT:

Select Comfort Corporation, a Minnesota corporation

By:         /s/ Mark A. Kimball
Name:         Mark A. Kimball
Title:         General Counsel